UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

September 29, 2015

Date of report (Date of earliest event reported)

SurModics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota		55344
(Address of Principal Executive Offices)		(Zip Code)

(952) 500-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In its Quarterly Reports on Form 10-Q for the periods ended March 31, 2015, and June 30, 2015, SurModics, Inc. (the “Company”) disclosed that it had received notice from a customer alleging an overpayment of approximately $5.7 million in royalties covering the period January 2009 through September 2014 (the “Claim”). On September 29, 2015, the Company entered into a settlement and release agreement resolving the Claim. Under the agreement, among other things, (a) the Company agreed to pay the customer $2.5 million to settle the Claim, (b) the customer agreed to pay the Company approximately $0.5 million for undisputed royalties that were earned, but unpaid, during fiscal 2015, and (c) the Company and the customer agreed to a mutual release relating to the Claim and certain other claims by the Company for royalties owed by the customer. In connection with the settlement, in the fourth quarter of fiscal 2016, the Company will recognize revenue of approximately $0.5 million and record a charge of approximately $2.5 million on a pre-tax basis. The net impact of these items on the Company’s fourth quarter fiscal 2015 results is expected to reduce net income by approximately $1.3 million, or approximately $0.10 per share. Neither of these items were included in the Company’s previously disclosed financial guidance for fiscal 2015.

The foregoing disclosure contains forward-looking statements, in particular, those with respect to the estimated financial impact of the resolution of the Claim. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the income of the Company or the average number of shares outstanding for the fiscal fourth quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: October 2, 2015	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel and Secretary